UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2012

Gladstone Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00237	54-2040781
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1521 Westbranch Drive, Suite 200 McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 287-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 19, 2012, Gladstone Capital Corporation through its wholly-owned subsidiary, Gladstone Business Loan, LLC, entered into Amendment No. 3 to the fourth amended and restated credit agreement (the “Amended Credit Facility”), to extend the maturity date of its $137 million line of credit to January 18, 2015 (the “Maturity Date”). The Amended Credit Facility was arranged by Key Equipment Finance Inc. as administrative agent, with Branch Banking and Trust Company and ING Capital LLC also joining the Amended Credit Facility as committed lenders. Subject to certain terms and conditions, the Amended Credit Facility may be expanded up to $237 million through the addition of other committed lenders to the facility. If the Amended Credit Facility is not renewed or extended by the Maturity Date, all principal and interest will be due and payable on or before January 18, 2016 (one year after the Maturity Date). The interest rates on advances under the Amended Credit Facility remained unchanged at 30-day LIBOR (subject to a minimum rate of 1.5%) plus 3.75% per annum, with a commitment fee of 0.5% per annum on undrawn amounts when the Amended Credit Facility is drawn more than 50% and 1.0% per annum on undrawn amounts when the Amended Credit Facility is drawn less than 50%. The Company incurred fees of $1.4 million in connection with this amendment. All other terms of the Amended Credit Facility remained substantially unchanged.

The foregoing description of the Consent is not complete and is qualified in its entirety by the full text thereof, which is filed as an exhibit to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment No. 3 to the Fourth Amended and Restated Credit Agreement dated as of January 19, 2012 by and among Gladstone Business Loan, LLC as Borrower, Gladstone Management Corporation as Servicer, the Committed Lenders named therein, the Managing Agents named therein, and Key Equipment Finance Inc. as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Capital Corporation
(Registrant)

January 24, 2012	By: /s/ David Watson
(David Watson, Chief Financial Officer)